CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee(1)(2)
Floating Rate Medium-Term Notes, Series H, Due 2023	$25,000,000	$3,410

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	A registration fee of $3,410 has been paid with respect to this offering.

PRICING SUPPLEMENT NO. H-1 DATED SEPTEMBER 9, 2013	FILED PURSUANT TO RULE 424(b)(2)
TO PROSPECTUS DATED JUNE 29, 2012 AND	REGISTRATION NO. 333-182469
PROSPECTUS SUPPLEMENT DATED MAY 3, 2013

AMERICAN INTERNATIONAL GROUP, INC.

MEDIUM-TERM NOTES, SERIES H

SENIOR UNSECURED FLOORED FLOATING RATE NOTES DUE SEPTEMBER 18, 2023

Principal Amount: U.S. $25,000,000.00	Trade Date: September 9, 2013

Price to Public (Original Issue Price): 100.00%	Original Issue Date: September 18, 2013

Agent’s Discount or Commission: 1.80%	Stated Maturity: September 18, 2023

Net Proceeds to Issuer Before Expenses: U.S. $24,550,000.00	Interest Rate: 3-Month USD LIBOR + 100 bps

Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687YAA9

Specified Currency (if other than U.S. dollars): N/A	Authorized Denominations: U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof.

Redemption at Option of Issuer: N/A	Repayment at Option of Holder: N/A

Amortizing Note: N/A	Original Issue Discount Note: N/A

Renewable Note: N/A	Extendible Note: N/A

The notes are being placed through or purchased by the Agents listed below:

Agent	Principal Amount
Barclays Capital Inc.	U.S. $	25,000,000.00	Capacity:	☐	Agent	☑	Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of % of principal amount.
If as Principal:	☐ The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑ The notes are being offered at a fixed initial public offering price of 100% of principal amount.

Initial Interest Rate:	Sum of 3-Month USD LIBOR, determined as of 11:00 a.m. London time on September 16, 2013, plus 100 basis points; provided that such interest rate shall at all times equal or exceed 1.05% per annum
Interest Reset Dates:	Quarterly on the 18th of each March, June, September, and December, commencing on December 18, 2013 and ending on the Stated Maturity
Interest Payment Dates:	Quarterly on the 18th of each March, June, September, and December, commencing on December 18, 2013 and ending on the Stated Maturity
Regular Record Dates:	One business day prior to each Interest Payment Date

Spread (+/-):	+ 100 bps	INTEREST RATE BASIS OR BASES:
Spread Multiplier:	N/A	☐ CD Rate
☐ CMS Rate
Maximum Interest Rate:	N/A	☐ CMT Rate
Minimum Interest Rate:	1.05% per annum	☐ CMT Reuters screen FRBCMT page
Index Maturity:	3 Months	☐ CMT Reuters screen FEDCMT page

Day Count Convention: 30/360, Modified Following Business Day, Unadjusted	Designated CMT Index Maturity:
Business Day Convention: New York	☐ Commercial Paper Rate
☐ Consumer Price Index
INTEREST CALCULATION:	☐ EURIBOR
☑ Regular Floating Rate Note	☐ Federal Funds (Effective) Rate
☐ Floating Rate/Fixed Rate Note	☑ LIBOR
Fixed Rate Commencement Date:	☑ Reuters screen LIBOR01 page
Fixed Interest Rate:	☐ Other
☐ Inverse Floating Rate Note	☐ Prime Rate
Fixed Interest Rate:	☐ Treasury Rate
☐ Other

Other Provisions:

Interest

Interest on the notes will be payable in U.S. Dollars quarterly, in arrears, on each March 18, June 18, September 18 and December 18, beginning December 18, 2013 (each an “Interest Payment Date”); provided that, if any such day falls on a day that is not a business day, it will be postponed to the following business day and interest thereon will not continue to accrue, except that if such following business day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding business day. The interest rate on the notes will be equal to the sum of three-month USD LIBOR plus 1.00%; provided that such interest rate shall at all times equal or exceed 1.05% per annum. The Initial Interest Rate will be determined two London banking days prior to September 18, 2013 based on three-month USD LIBOR plus 1.00%. The interest rate will be reset quarterly on each scheduled Interest Payment Date (the “Interest Reset Date”), and will be determined quarterly, two London banking days prior to each Interest Reset Date. Interest will be computed and paid on a 30/360 basis.

Calculation Agent:            AIG Markets, Inc.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

Any person acquiring or holding the notes on behalf of any pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), or with any assets of a Plan shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) neither AIG nor any agent of AIG directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The foregoing supplements the discussion under “Employee Retirement Income Security Act” in the prospectus dated June 29, 2012.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which are currently expected to include the repayment of debt.

PLAN OF DISTRIBUTION

We estimate that the total offering expenses, excluding discounts or commissions paid to the Agent, will be approximately $50,000.

We expect that delivery of the notes will be made against payment on September 18, 2013, which is 7 business days after the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle on the third business day following the date of any contract for sale (such settlement cycle referred to as “T+3”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in more than T+3, to specify an alternative settlement cycle at the time of the trade to prevent a failed settlement and should consult their own advisers in connection with that election.

Barclays